EXHIBIT 10.81

                          MANAGEMENT SERVICES AGREEMENT

                                 BY AND BETWEEN

                      CASTLE DENTAL CENTERS OF TEXAS, INC.,
                               A TEXAS CORPORATION

                                       AND

                            SW DENTAL ASSOCIATES, LC

                        A TEXAS LIMITED LIABILITY COMPANY

                             EFFECTIVE JUNE 1, 1997
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                                TABLE OF CONTENTS

                                                                        Page No.

ARTICLE I.  DEFINITIONS...................................................   2
         Section 1.1       Act............................................   2
         Section 1.2       Adjusted Gross Revenue.........................   2
         Section 1.3       Adjustments....................................   2
         Section 1.4       Ancillary Revenue..............................   2
         Section 1.5       Base Management Fee............................   2
         Section 1.6       Business Manager...............................   2
         Section 1.7       Business Manager Expense.......................   2
         Section 1.8       Cash Flow......................................   2
         Section 1.9       Confidential Information.......................   3
         Section 1.10      Center.........................................   3
         Section 1.11      Dental Services................................   3
         Section 1.12      Dentist........................................   3
         Section 1.13      GAAP...........................................   3
         Section 1.14      Management Fee.................................   4
         Section 1.15      Management Services............................   4
         Section 1.16      Management Services Agreement..................   4
         Section 1.17      Office Expense.................................   4
         Section 1.18      Option Agreement...............................   5
         Section 1.19      PC.............................................   5
         Section 1.20      PC Account.....................................   5
         Section 1.21      PC Expense.....................................   5
         Section 1.22      Practice Territory.............................   5
         Section 1.23      Professional Services Revenues.................   5
         Section 1.24      Representatives................................   5
         Section 1.25      State..........................................   5
         Section 1.26      Term...........................................   6

ARTICLE II.  APPOINTMENT AND AUTHORITY OF BUSINESS MANAGER................   6
         Section 2.1       Appointment....................................   6
         Section 2.2       Authority......................................   6
         Section 2.3       Patient Referrals and Payments.................   6
         Section 2.4       Internal Management of PC......................   6
         Section 2.5       Practice of Dentistry..........................   7

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ARTICLE III.  COVENANTS AND RESPONSIBILITIES OF BUSINESS MANAGER..........   7
         Section 3.1       Support Services...............................   7
         Section 3.2       Quality Assurance, Risk Management, and
                              Utilization Review..........................   7
         Section 3.3       Licenses and Permits...........................   7
         Section 3.4       Personnel......................................   8
         Section 3.5       Contract ......................................   8
         Section 3.6       Billing and Collection.........................   8
         Section 3.7       PC Account.....................................   9
         Section 3.8       Fiscal Matters.................................   9
         Section 3.9       Reports and Records............................  10
         Section 3.10      Recruitment of PC Dentists.....................  11
         Section 3.11      Business Manager's Insurance...................  11
         Section 3.12      Advertising....................................  11
         Section 3.13      No Warranty....................................  11

ARTICLE IV.  COVENANTS AND RESPONSIBILITIES OF PC.........................  11
         Section 4.1       Organization and Operation.....................  11
         Section 4.2       PC Personnel and Shareholders..................  12
         Section 4.3       Professional Standards.........................  12
         Section 4.4       Dental Services................................  12
         Section 4.5       Peer Review/Quality Assurance..................  13
         Section 4.6       PC's Insurance.................................  13
         Section 4.7       Confidential and Proprietary Information.......  13
         Section 4.8       Noncompetition.................................  14
         Section 4.9       Name, Trademark................................  16
         Section 4.10      Peer Review....................................  16
         Section 4.11      Indemnification................................  16

ARTICLE V.  FINANCIAL ARRANGEMENT.........................................  16
         Section 5.1       Base Management Fee............................  16
         Section 5.2       Management Fee.................................  17
         Section 5.3       Adjustments....................................  17
         Section 5.4       Reasonable Value...............................  17
         Section 5.5       Payment of Management Fee......................  17

ARTICLE VI.  TERM AND TERMINATION.........................................  18
         Section 6.1       Initial and Renewal Term.......................  18

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         Section 6.2       Termination....................................  18
         Section 6.3       Effects of Termination.........................  19

ARTICLE VII.  MISCELLANEOUS...............................................  20
         Section 7.1       Administrative Services Only...................  20
         Section 7.2       Status of Contractor; Agency...................  20
         Section 7.3       Notices........................................  21
         Section 7.4       Governing Law..................................  21
         Section 7.5       Assignment.....................................  22
         Section 7.6       Arbitration....................................  22
         Section 7.7       Waiver of Breach...............................  24
         Section 7.8       Enforcement....................................  24
         Section 7.9       Gender and Number..............................  24
         Section 7.10      Additional Assurances..........................  24
         Section 7.11      Consents, Approvals, and Exercise of
                              Discretion..................................  24
         Section 7.12      Force Majeure..................................  24
         Section 7.13      Severability...................................  25
         Section 7.14      Divisions and Headings.........................  25
         Section 7.15      Amendments and Management Services Agreement
                              Execution...................................  25
         Section 7.16      Entire Management Services Agreement...........  25

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                          MANAGEMENT SERVICES AGREEMENT

         THIS MANAGEMENT SERVICES AGREEMENT is made and entered into effective as of June 1, 1997, by and between CASTLE DENTAL CENTERS OF TEXAS, INC., a Texas corporation ("Business Manager"), and SW DENTAL ASSOCIATES, LC, a Texas limited liability company ("PC")

                                    RECITALS

         This Management Services Agreement is made with reference to the following facts:

         A. PC is a validly existing Texas limited liability company, formed for and engaged in the practice of dentistry and the provision of dental services to the general public in the State of Texas through individual dentists who are licensed to practice dentistry in the State of Texas and who are employed or otherwise retained by PC.

         B. Business Manager is a validly existing Texas corporation, which has been duly formed to manage the business aspects of the dental practices in the State of Texas.

         C. PC desires to focus its energies, expertise and time on the practice of dentistry and on the delivery of dental services to patients, and to accomplish this goal it desires to delegate the increasingly more complex business functions of its dental practice to persons with business expertise.

         D. PC wishes to engage Business Manager to provide certain management, administrative and business services for the administration of certain nondental aspects of PC's dental practice in the Practice Territory (as defined below), and Business Manager desires to provide such services all upon the terms and conditions hereinafter set forth.

         E. PC and Business Manager have determined a fair market value for the services to be rendered by Business Manager, and based on this fair market value, have determined a basis for the compensation for Business Manager that will allow the parties to establish a relationship permitting each party to devote its skills and expertise to the appropriate responsibilities and functions.
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         NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions hereinabove and hereinafter set forth, the parties agree as follows:

                             ARTICLE I. DEFINITIONS

         For the purposes of this Management Services Agreement, the following terms shall have the following meanings ascribed thereto, unless otherwise clearly required by the context in which such term is used.

         Section 1.1 ACT. The term "Act" shall mean Title 71, Chapter Nine (Art 4543-4551) of the Civil Statutes of the State of Texas, as amended.

         Section 1.2 ADJUSTED GROSS REVENUE. The term "Adjusted Gross Revenue" shall mean the sum of Professional Services Revenue and Ancillary Revenue.

         Section 1.3 ADJUSTMENTS. The term "Adjustments" shall mean any adjustments on an accrual basis for uncollectible accounts, third party payor contractual adjustments, discounts, workers' compensation adjustments, professional courtesies, and other reductions in collectible revenue that result from activities that do not result in collectible charges.

         Section 1.4 ANCILLARY REVENUE. The term "Ancillary Revenue" shall mean all other revenue actually recorded each month (net of Adjustments) that is not Professional Services Revenues consisting only of prepaid amounts for services previously billed and collected.

         Section 1.5 BASE MANAGEMENT FEE. The term "Base Management Fee" shall mean the amount set forth in Section 5.1.

         Section 1.6 BUSINESS MANAGER. The term "Business Manager" shall mean Castle Dental Centers of Texas, Inc., a Texas corporation, or any entity that succeeds to the interests of Business Manager and to whom the obligations of Business Manager are assigned and transferred.

         Section 1.7 BUSINESS MANAGER EXPENSE. The term "Business Manager Expense" shall mean an expense or cost incurred by the Business Manager and for which the Business Manager, and not PC, is financially liable other than expenses incurred by Business Manager that directly benefit PC which may be allocated to Office Expense.

         Section 1.8 CASH FLOW. The term "Cash Flow" shall mean for any period, earnings before depreciation and amortization, less capital expenditures, all computed in accordance with

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GAAP. For the purpose of calculating Cash Flow, one-half of the compensation paid to John Goodman and Sheryl Goodman shall be deemed to be an expense of PC.

         Section 1.9 CONFIDENTIAL INFORMATION. The term "Confidential Information" shall mean any information of Business Manager or PC, as appropriate (whether written or oral), including all notes, studies, patient lists, information, forms, business or management methods, marketing data, fee schedules, or trade secrets of the Business Manager or of PC, as applicable, whether or not such Confidential Information is disclosed or otherwise made available to one party by the other party pursuant to this Management Services Agreement. Confidential Information shall also include the terms and provisions of this Management Services Agreement and any transaction or document executed by the parties pursuant to this Management Services Agreement. Confidential Information does not include any information that (i) is or becomes generally available to and known by the public (other than as a result of an unpermitted disclosure directly or indirectly by the receiving party or its affiliates, advisors, or Representatives); (ii) is or becomes available to the receiving party on a nonconfidential basis from a source other than the furnishing party or its affiliates, advisors, or Representatives, provided that such source is not and was not bound by a confidentiality agreement with or other obligation of secrecy to the furnishing party of which the receiving party has knowledge at the time of such disclosure; (iii) has already been or is hereafter independently acquired or developed by the receiving party without violating any confidentiality agreement with or other obligation of secrecy to the furnishing party; or (iv) is required to be disclosed by Business Manager in connection with a financing of its business.

         Section 1.10 CENTER. The term "Center" (collectively referred to as "Centers") shall mean any office space, clinic, facility, including satellite facilities, owned or leased by PC or which is otherwise used by PC, as allowed by law, in the provision of Dental Services pursuant to this Management Services Agreement.

         Section 1.11 DENTAL SERVICES. The term "Dental Services" shall mean dental care and services, including but not limited to the practice of general dentistry, orthodontics and all related dental care services provided by PC through PC's Dentists and other dental care providers that are retained by or professionally affiliated with PC.

         Section 1.12 DENTIST. The term "Dentist" shall mean each individually licensed professional who is employed or otherwise retained by or associated with PC, each of whom shall meet at all times the qualifications described in
Section 4.2 and Section 4.3.

         Section 1.13 GAAP. The term "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the

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American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity or other practices and procedures as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of the determination. For purposes of this Management Services Agreement, GAAP shall be applied on an accrual basis in a manner consistent with the historic practices of the person to which the term applies.

         Section 1.14 MANAGEMENT FEE. The term "Management Fee" shall mean Business Manager's compensation established as described in Article V hereof.

         Section 1.15 MANAGEMENT SERVICES. The term "Management Services" shall mean the business, administrative, and management services to be provided for PC in accordance with Article III hereof.

         Section 1.16 MANAGEMENT SERVICES AGREEMENT. The term "Management Services Agreement" shall mean this Management Services Agreement by and between PC and Business Manager and any amendments hereto as may be adopted as provided in this Management Services Agreement.

         Section 1.17 OFFICE EXPENSE. The term "Office Expense" shall mean all operating and nonoperating expenses incurred by the Business Manager in the provision of services to PC. Office Expense shall not include any State or federal income tax, or any other expense that is a PC Expense or a Business Manager Expense. Without limitation, Office Expense shall include:

         (a) the salaries and benefits of all employees of Business Manager at the Centers and the salaries and benefits of the nondental employees of PC, but not the salaries or benefits of the Dentists;

         (b) the direct cost of any employee or consultant that provides services at or in connection with the Centers for improved clinic performance, such as management, billing and collections, business office consultation, accounting and legal services;

         (c) the Base Management Fee;

         (d) the reasonable out-of-pocket travel expenses associated with attending meetings, conferences, or seminars to benefit PC; and

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         (e) the reasonable costs and expenses associated with marketing, advertising and promotional activities to benefit PC.

         To the extent, if any, that an Office Expense should properly be allocated in part to PC and in part to other dental practices managed by Business Manager, the amount allocated to PC shall be in proportion to the ratio between PC's total Adjusted Gross Revenue to the total Adjusted Gross Revenue of dental practices managed by Business Manager attributable to operations in the Practice Territory.

         Section 1.18 OPTION AGREEMENT. The term "Option Agreement" shall mean that certain Option Agreement of even date herewith by and among PC, Business Manager, Jack H. Castle D.D.S., P.C. and John G. Goodman, D.D.S.

         Section 1.19 PC. The term "PC" shall mean SW Dental Associates, LC, a Texas limited liability company.

         Section 1.20 PC ACCOUNT. The term "PC Account" shall mean the bank account of PC described in Section 3.6.

         Section 1.21 PC EXPENSE. The term "PC Expense" shall mean an expense incurred by the Business Manager or PC and for which PC, and not the Business Manager, is financially liable. PC Expense shall include such items as Dentist salaries, benefits, and other direct costs (including professional dues, subscriptions, continuing dental education expenses, and travel costs for continuing dental education or other business travel but excluding business travel requested by Business Manager, which shall be an Office Expense).

         Section 1.22 PRACTICE TERRITORY. The term "Practice Territory" shall mean Travis County, Texas and all counties contiguous thereto.

         Section 1.23 PROFESSIONAL SERVICES REVENUES. The term "Professional Services Revenues" shall mean the sum of all professional fees actually recorded each month on an accrual basis under GAAP (net of Adjustments) as a result of Dental Services and related services rendered by the shareholders and dental employees of PC.

         Section 1.24 REPRESENTATIVES. The term "Representatives" shall mean a party's officers, directors, employees, or other agents or representatives.

         Section 1.25 STATE. The term "State" shall mean the State of Texas.

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         Section 1.26 TERM. The term "Term" shall mean the duration of this
Management Services Agreement as described in Section 6.1.

            ARTICLE II. APPOINTMENT AND AUTHORITY OF BUSINESS MANAGER

         Section 2.1 APPOINTMENT. PC hereby appoints Business Manager as its sole and exclusive agent for the management and administration of the business functions and business affairs of PC described in Article III hereof, and Business Manager hereby accepts such appointment, subject at all times to the provisions of this Management Services Agreement.

         Section 2.2 AUTHORITY. Consistent with the provisions of this Management Services Agreement, Business Manager shall provide to PC the Management Services set forth in Article III hereof. Subject to the terms and conditions of this Management Services Agreement, Business Manager is hereby expressly authorized to provide the Management Services in any reasonable manner Business Manager deems appropriate. PC shall give Business Manager thirty (30) days prior notice of PC's intent to execute any agreement obligating PC to perform Dental Services or otherwise creating a binding legal obligation on PC. The parties acknowledge and agree that PC, through its Dentists, shall be responsible for and shall have complete authority, responsibility, supervision, and control over the provision of all Dental Services and other professional health care services performed for patients, and that all diagnoses, treatments, procedures, and other professional health care services shall be provided and performed exclusively by or under the supervision of Dentists as such Dentists, in their sole discretion, deem appropriate. Business Manager shall have and exercise absolutely no control or supervision over the provision of Dental Services.

         Section 2.3 PATIENT REFERRALS AND PAYMENTS. Business Manager and PC agree that the benefits to PC hereunder do not require, are not payment for, and are not in any way contingent upon the referral, admission, or any other arrangement for the provision of any item or service offered by Business Manager to patients of PC in any facility, laboratory or health care operation controlled, managed, or operated by Business Manager. Further, Business Manager and PC agree that the payment of monies hereunder in no way represents the division, sharing, splitting or other allocation of fees for Dental Services between PC and Business Manager.

         Section 2.4 INTERNAL MANAGEMENT OF PC. Matters involving the internal management, control, or finances of PC, including specifically the allocation of professional income among the shareholders and Dentist employees of PC, tax planning, and investment planning, shall remain the responsibility of PC and the shareholders of PC.

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         Section 2.5 PRACTICE OF DENTISTRY. The parties acknowledge that
Business Manager is not authorized or qualified to engage in any activity that may be construed or deemed to constitute the practice of dentistry nor shall Business Manager now or in the future be regarded as practicing dentistry within the meaning of the Act. To the extent any act or service herein required by Business Manager should be construed by a court of competent jurisdiction or by the State Board of Dental Examiners to constitute the practice of dentistry, the requirement to perform that act or service by Business Manager shall be deemed waived and unenforceable and shall not constitute a breach or default by Business Manager under this Agreement.

         ARTICLE III. COVENANTS AND RESPONSIBILITIES OF BUSINESS MANAGER

         During the Term, Business Manager shall provide the Management Services set forth in this Article III in accordance with all laws, rules, regulations and guidelines applicable to the provision of Management Services; provided, however, that prior to incurring any obligation on behalf of or for the account of PC that by its terms extends beyond the Term of this Management Services Agreement, Business Manager shall obtain the consent of PC, which shall not be unreasonably withheld.

         Section 3.1 SUPPORT SERVICES. Business Manager shall provide or arrange for all printing, stationery, forms, postage, duplication or photocopying services, and other support services as are reasonably necessary and appropriate for the operation of each Center and the provision of Dental Services therein.

         Section 3.2 QUALITY ASSURANCE, RISK MANAGEMENT, AND UTILIZATION REVIEW. Business Manager shall, upon the request of PC, assist PC in PC's establishment of procedures to ensure the consistency, quality, appropriateness and necessity of Dental Services provided by PC, and shall provide administrative support for PC's overall quality assurance, risk management, and utilization review programs. Business Manager shall perform these tasks in a manner to ensure the confidentiality and nondiscoverability of these program actions to the fullest extent allowable under State and federal law.

         Section 3.3 LICENSES AND PERMITS. Business Manager shall, on behalf of and in the name of PC, coordinate all development and planning processes, and apply for and use reasonable efforts to obtain and maintain all federal, State, and local licenses and regulatory permits required for or in connection with the operation of PC and equipment (existing and future) located at each Center, other than those relating to the practice of dentistry or the administration of drugs by Dentists retained by or associated with PC.

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         Section 3.4 PERSONNEL. Except as specifically provided in Section
4.2(b) of this Management Services Agreement, Business Manager shall employ or otherwise retain and shall be responsible for selecting, hiring, training, supervising, and terminating, all management, administrative, clerical, secretarial, bookkeeping, accounting, payroll, billing and collection and other nonprofessional personnel as Business Manager deems reasonably necessary and appropriate to enable Business Manager to perform its duties and obligations under this Management Services Agreement. Business Manager shall have sole responsibility for determining the salaries and providing such fringe benefits, and for withholding, as required by law, any sums for income tax, unemployment insurance, social security, or any other withholding required by applicable law or governmental requirement. PC shall reimburse Business Manager on a semi-monthly basis for all payroll costs incurred in connection with such personnel.

         Section 3.5 CONTRACT NEGOTIATIONS. Business Manager shall, upon request of PC, advise PC with respect to and negotiate, either directly or on PC's behalf, as appropriate and allowed by law, contractual arrangements between PC and third parties for PC's provision of Dental Services, including, without limitation, negotiated price agreements with third party payors, alternative delivery systems, or other purchasers of group health care services.

         Section 3.6 BILLING AND COLLECTION. On behalf of and for the account of PC, Business Manager shall establish and maintain credit and billing and collection policies and procedures, and shall timely bill and collect all professional and other fees for all Dental Services provided by PC, or Dentists employed or otherwise retained by PC. Business Manager shall advise and consult with PC regarding the fees for Dental Services provided by PC; it being understood, however, that PC shall establish the fees to be charged for Dental Services and that Business Manager shall have no authority whatsoever with respect to the establishment of such fees. In connection with the billing and collection services to be provided hereunder, and throughout the Term, PC hereby grants to Business Manager a special power of attorney and appoints Business Manager as PC's exclusive true and lawful agent and attorney-in-fact, and Business Manager hereby accepts such special power of attorney and appointment, for the following purposes:

         (a) To bill PC's patients, in PC's name and on PC's behalf, for all Dental Services provided by PC to patients.

         (b) To bill, in PC's name and on PC's behalf, all claims for reimbursement or indem nification from Blue Shield/Blue Cross, insurance companies and all other third party payors or fiscal intermediaries for all covered billable Dental Services provided by PC to patients.

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         (c) To administer such accounts including, but not limited to, (i)
extending the time of payment of any such accounts for cash, credit or otherwise; (ii) discharging or releasing the obligors of any such accounts;
(iii) suing, assigning or selling at a discount such accounts to collection agencies; or (iv) taking other measures to require the payment of any such accounts.

         (d) To deposit all amounts collected under clause (c) above into PC Account which shall be and at all times remain in PC's name. PC covenants to transfer and deliver to Business Manager for deposit into PC Account all funds received by PC from patients or third party payors for Dental Services. Upon receipt by Business Manager of any funds from patients or third party payors or from PC pursuant hereto for Dental Services, Business Manager shall immediately deposit those that relate to accounts receivable into the PC Account.

         (e) To take possession of, endorse in the name of PC, and deposit into the PC Account any notes, checks, money orders, insurance payments, and any other instruments received in payment for Dental Services that relate to accounts receivable.

Upon request of Business Manager, PC shall execute and deliver to the financial institution wherein the PC Account is maintained, such additional documents or instruments as may be neces sary to evidence the nature of Business Manager's relationship with PC as described herein.

         Section 3.7 PC ACCOUNT. Business Manager shall have access to the records regarding the PC Account solely for the purposes contemplated hereby.

         Section 3.8 FISCAL MATTERS.

         (a) ACCOUNTING AND FINANCIAL RECORDS. Business Manager shall establish and administer accounting procedures, controls, and systems for the development, preparation, and safekeeping of administrative or financial records and books of account relating to the business and financial affairs of PC and the provision of Dental Services ("PC Records"), all of which shall be prepared and maintained in accordance with GAAP and applicable laws and regulations. Business Manager shall prepare and deliver to PC, (i) within 45 days of the end of each month, and (ii) within one hundred twenty (120) days of the end of each calendar year, a balance sheet and a profit and loss statement reflecting the financial status of PC in regard to the provision of Dental Services as of the end of such period, including a detailed description of disbursements made by Business Manager on behalf of PC, all of which shall be prepared in accordance with GAAP consistently applied. In addition, Business Manager shall prepare or assist in the preparation of any other financial statements or records as PC may reasonably request. PC and its authorized representatives shall have access, during normal business hours, to any and all PC

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Records in the possession of Business Manager, and PC shall have the right to review and copy any such PC Records, including but not limited to the copying of any PC Records in electronic format.

         (b) REVIEW OF EXPENDITURES. Business Manager shall not have any authority to make any expenditures not consistent with this Management Services Agreement without PC Consent.

         (c) TAX MATTERS.

                  (1) IN GENERAL. At PC's request, Business Manager shall prepare or arrange for the preparation by an accountant approved in advance by PC (which approval shall not be unreasonably withheld) of all appropriate tax returns and reports required of PC.

                  (2) SALES AND USE TAXES. Business Manager and PC acknowledge and agree that to the extent that any of the services to be provided by Business Manager hereunder may be subject to any State sales and use taxes, Business Manager may have a legal obligation to collect such taxes from PC and to remit same to the appropriate tax collection authorities. PC agrees to pay in addition to the payment of the Management Fee, the applicable State sales and use taxes in respect of the portion of the Management Fee attributable to such services.

         Section 3.9 REPORTS AND RECORDS. Business Manager shall establish, monitor, and maintain procedures and policies for the timely creation, preparation, filing and retrieval of all dental records generated by PC in connection with PC's provision of Dental Services; and, subject to applicable law, shall use its best efforts to ensure that dental records are promptly available to Dentists and any other appropriate persons. All such dental records shall be retained and maintained in accordance with all applicable State and federal laws relating to the confidentiality and retention thereof. All dental records shall be and remain the property and under the control of PC and shall be located at the applicable Center so that they are readily available for patient care, and PC shall remain the custodian thereof and responsible for their maintenance. Business Manager shall use its reasonable efforts to preserve the confidentiality of dental records and use information contained in such records only for the limited purpose necessary to perform the services set forth herein; provided, however, in no event shall a breach of said confidentiality be deemed a default under this Agreement.

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         Section 3.10 RECRUITMENT OF PC DENTISTS. Upon PC's request, Business
Manager shall perform all administrative services reasonably necessary and appropriate to recruit potential Dentist personnel to become employees of PC. Business Manager shall provide PC with model agreements to document PC's employment, retention or other service arrangements with such indi viduals. It will be and remain the sole and complete responsibility of PC to interview, select, contract with, supervise, control and terminate all Dentists performing Dental Services or other professional services, and Business Manager shall have no authority whatsoever with respect to such activities.

         Section 3.11 BUSINESS MANAGER'S INSURANCE. Throughout the Term, Business Manager shall obtain and maintain with commercial carriers, through self-insurance or some combination thereof, appropriate worker's compensation coverage for Business Manager's employed personnel provided pursuant to this Management Services Agreement, and professional, casualty and comprehensive general liability insurance covering Business Manager, Business Manager's personnel, and all of Business Manager's equipment in such amounts, on such basis and upon such terms and conditions as Business Manager deems appropriate. Upon the request of PC, Business Manager shall provide PC with a certificate evidencing such insurance coverage.

         Section 3.12 ADVERTISING. PC shall reimburse Business Manager on a monthly basis for PC's pro rata share of advertising expenses incurred in the Territory determined on the ratio of PC's Adjusted Gross Revenue to the total Adjusted Gross Revenue of dental practices managed by Business Manager attributable to operations in the Practice Territory.

         Section 3.13 NO WARRANTY. PC acknowledges that Business Manager has not made and will not make any express or implied warranties or representations that the services provided by Business Manager will result in any particular amount or level of dental practice or income to PC.

                ARTICLE IV. COVENANTS AND RESPONSIBILITIES OF PC

         Section 4.1 ORGANIZATION AND OPERATION. PC, as a continuing condition of Business Manager's obligations under this Management Services Agreement, shall at all times during the Term be and remain legally organized and operated to provide Dental Services in a manner consistent with all State and federal laws. PC shall operate and maintain within the Practice Territory a full time practice of dentistry specializing in the provision of Dental Services.

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         Section 4.2 PC PERSONNEL AND SHAREHOLDERS.

         (a) DENTAL PERSONNEL. PC shall retain, as a PC Expense and not as an Office Expense, that number of Dentists as are reasonably necessary and appropriate in the sole discretion of PC for the provision of Dental Services. Each Dentist retained by PC shall hold and maintain a valid license to practice dentistry in the State, and shall be competent in the practice of dentistry, including any subspecialties that the retained Dentist will practice on behalf of PC. PC shall enter into, maintain and enforce with each such retained Dentist a written employment agreement in a form reasonably satisfactory to PC and Business Manager. No such employment contract may be amended without the prior written consent of Business Manager if such amendment is effective beyond the Term of this Management Services Agreement. PC shall be responsible for paying the compensation and benefits, as applicable, for all Dentists and any other dental personnel or other contracted or affiliated dentists, and for withholding, as required by law, any sums for income tax, unemployment insurance, social security, or any other withholding required by applicable law. Business Manager may, on behalf of PC, establish and administer the compensation with respect to such individuals in accordance with the written agreement between PC and each Dentist. Business Manager shall neither control nor direct any Dentist in the performance of Dental Services for patients.

         (b) EMPLOYMENT OF NON-DENTIST DENTAL CARE PERSONNEL. PC shall employ or retain, as an Office Expense, all non-dentist dental care personnel, such as dental assistants, dental hygienists and dental technicians, required under the Act or otherwise required by law to work under the direct supervision of a Dentist or who Business Manager and PC determine should work under the direct supervision of a Dentist. Such non-dentist dental care personnel shall be under PC's control, supervision and direction in the performance of Dental Services for patients.

         Section 4.3 PROFESSIONAL STANDARDS. As a continuing condition of Business Manager's obligations hereunder, each Dentist and any other dental personnel retained by PC to provide Dental Services must comply with, be controlled and governed by and otherwise provide Dental Services in accordance with the code of professional conduct and applicable federal, State and municipal laws, rules, regulations, ordinances and orders, and the ethics and standard of care of the dental community wherein any Center is located.

         Section 4.4 DENTAL SERVICES. PC shall ensure that Dentists and non-dentist dental care personnel are available to provide Dental Services to patients. In the event that Dentists are not available to provide Dental Services coverage, PC shall engage and retain LOCUM TENENS coverage as it deems reasonable and appropriate based on patient care requirements. Dentists retained on a LOCUM TENENS basis shall meet all of the requirements of Section 5.3, and the cost of providing

LOCUM TENENS coverage shall be a PC Expense. With the assistance of the Business Manager, PC and the Dentists shall be responsible for scheduling Dentist and non-dentist dental care personnel coverage of all dental procedures.

         Section 4.5 PEER REVIEW/QUALITY ASSURANCE. PC shall adopt a peer review/quality assessment program to monitor and evaluate the quality of Dental Services provided by dental personnel of PC. Upon request of PC, Business Manager shall provide advice and administrative assistance to PC in structuring and performing its peer review/quality assurance activities, but only if such advice and assistance can be provided consistent with maintaining the confidentiality and nondiscoverability of the processes and actions of the Peer Review/Quality Assurance process of PC and not be regarded as practicing dentistry under the Act. PC shall be under no obligation to act in accordance with any advice provided to PC by Business Manager pursuant to this Section 4.5.

         Section 4.6 PC'S INSURANCE. PC shall obtain and maintain with commercial carriers appropriate worker's compensation coverage for PC's employed personnel, if any, and professional and comprehensive general liability insurance covering PC and each of the Dentists PC retains or employs to provide Dental Services. The comprehensive general liability coverage shall be in the minimum amount of One Million Dollars ($1,000,000) for each occurrence and Three Million Dollars ($3,000,000) annual aggregate; and professional liability coverage shall be in the minimum amount of Five Hundred Thousand Dollars ($500,000) for each occurrence and One Million Five Hundred Thousand Dollars ($1,500,000) annual aggregate. With respect to any insurance policies to be renewed or obtained during the Term of this Management Services Agreement, PC shall use reasonable efforts to obtain a provision in such policies that provides for at least thirty (30) days advance written notice to PC from the insurer as to any alteration of coverage, cancellation, or proposed cancellation for any cause, and provide that a copy of such notice be sent to Business Manager. PC shall cause to be issued to Business Manager by such insurer or insurers a certificate reflecting such coverage and shall provide notice to Business Manager promptly upon receipt of notice given to Dentist of the cancellation or proposed cancellation of such insurance for any cause. PC and Business Manager agree to use their best efforts to have each other named as additional insureds on the other's respective professional liability insurance at Business Manager's expense.

         Section 4.7 CONFIDENTIAL AND PROPRIETARY INFORMATION. PC will not disclose any Confidential Information of Business Manager without Business Manager's express written authorization, such Confidential Information will not be used in any way directly or indirectly detrimental to Business Manager, and PC will keep such Confidential Information confidential and will take reasonable steps to ensure that its affiliates and advisors who have access to such

Confidential Information comply with these nondisclosure obligations; provided, however, that PC may disclose Confidential Information to those of its Representatives who need to know Confidential Information for the purposes of this Management Services Agreement, it being understood and agreed to by PC that such Representatives will be informed of the confidential nature of the Confidential Information, will agree to be bound by this Section, and will be directed by PC not to disclose to any other person any Confidential Information. If PC is requested or required by a court of competent jurisdiction (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands, or similar processes) to disclose or produce any Confidential Information furnished in the course of its dealings with Business Manager or its affiliates, advisors, or Representatives, PC will (i) provide Business Manager with prompt notice thereof and copies, if possible, and, if not, a description, of the Confidential Information requested or required to be produced so that Business Manager may seek an appropriate protective order or waive compliance with the provisions of this Section and (ii) consult with Business Manager as to the advisability of Business Manager's taking of legally available steps to resist or narrow such request. PC further agrees that, if in the absence of a protective order or the receipt of a waiver hereunder PC is nonetheless, in the written opinion of its legal counsel, compelled to disclose or produce Confidential Information concerning Business Manager to any tribunal or to stand liable for contempt or suffer other censure or penalty, PC may disclose or produce such Confidential Information to such tribunal legally authorized to request and entitled to receive such Confidential Information without liability hereunder; provided, however, that PC shall give Business Manager written notice of the Confidential Information to be so disclosed or produced as far in advance of its disclosure or production as is practicable and shall use its best efforts to obtain, to the greatest extent practicable, an order or other reliable assurance that confidential treatment will be accorded to such Confidential Information so required to be disclosed or produced.

         Section 4.8 NONCOMPETITION. PC hereby recognizes and acknowledges that Business Manager will incur substantial costs in providing the support services, personnel, management, administration, and other items and services that are the subject matter of this Management Services Agreement and that in the process of providing services under this Management Services Agreement, PC will be privy to financial and Confidential Information, to which PC would not otherwise be exposed. The parties also recognize that the services to be provided by Business Manager will be feasible only if PC operates an active practice to which the Dentists associated with PC devote their full professional time and attention. PC agrees and acknowledges that the noncompetition covenants described hereunder are necessary for the protection of Business Manager, and that Business Manager would not have entered into this Management Services Agreement without the following covenants.

         (a) During the Term of this Management Services Agreement and except for its obligations pursuant to this Management Services Agreement, PC shall not establish, operate, or provide Dental Services at a dental office, clinic or other health care facility anywhere within the Practice Territory.

         (b) Except as specifically agreed to by Business Manager in writing, PC covenants and agrees that during the Term of this Management Services Agreement, PC shall not directly or indirectly own (excluding passive ownership of less than five percent (5%) of the equity of any publicly traded entity), manage, operate, control, or be otherwise associated with, lend funds to, lend its name to, or maintain any interest whatsoever in any enterprise (i) having to do with the provision, distribution, promotion, or advertising of any type of management or administrative services or products to third parties in competition with Business Manager, in the Practice Territory; and/or (ii) offering any type of service(s) or product(s) to third parties substantially similar to those offered by Business Manager to PC in the Practice Territory.

         (c) The written employment agreements described in Section 4.2 shall contain covenants of the shareholder employees pursuant to which the shareholders agree not to compete with PC within the Practice Territory for the shorter of (i) the term of the Management Services Agreement or (ii) one (1) year after termination of the employment agreement in accordance with the terms, conditions and limitations contained therein.

         (d) PC shall obtain formal written agreements from its dentist employees pursuant to which the employees agree not to compete with PC within the Practice Territory (as defined in such employment agreements) for the shorter of (i) the term of the Management Services Agreement or (ii) one (1) year after termination of the employment agreement in accordance with the terms, conditions and limitations contained therein.

         (e) PC understands and acknowledges that the foregoing provisions in
Section 4.7 and Section 4.8 are designed to preserve the goodwill of Business Manager and the goodwill of the individual Dentists of PC. Accordingly, if PC breaches any obligation of Section 4.7 or Section 4.8, in addition to any other remedies available under this Management Services Agreement, at law or in equity, Business Manager shall be entitled to enforce this Management Services Agreement by injunctive relief and by specific performance of the Management Services Agreement. Additionally, nothing in this paragraph shall limit Business Manager's right to recover any other damages to which it is entitled as result of PC's breach. If any provision of the covenants is held by a court of competent jurisdiction to be unenforceable due to an excessive time period, geographic area, or restricted activity, the covenant shall be reformed to comply with such time period, geographic area, or restricted activity that would be held enforceable.

         Section 4.9 NAME, TRADEMARK. PC represents and warrants that, as of the date hereof, PC conducts its professional practice under the name of, and only under the name of "Southwest Dental Associates" and derivatives thereof. PC covenants and promises that, without the prior written consent of the Business Manager, PC will not:

         (a) take any action or omit to take any action that is reasonably likely to result in the change or loss of the name;

         (b) license, sell, give, or otherwise transfer the name or the right to use the name to any dental practice, dentist, professional corporation, or any other entity; or

         (c) conduct the professional practice of PC under any name other than "SW Dental Associates" or "Castle Dental Centers" or respective derivatives thereof.

         Section 4.10 PEER REVIEW. PC shall designate a committee of Dentists to function as a dental peer review committee to review credentials of potential recruits, perform quality assurance functions, and otherwise resolve dental competence issues. The dental peer review committee shall function pursuant to formal written policies and procedures.

         Section 4.11 INDEMNIFICATION. PC shall indemnify, hold harmless and defend Business Manager, its officers, directors and employees, from and against any and all liability, loss, damage, claim, causes of action and expenses (including reasonable attorneys' fees), whether or not covered by insurance, caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of Dental Services or any other acts or omissions by PC and/or its shareholders, agents, employees and/or subcontractors (other than Business Manager) during the term hereof. Business Manager shall indemnify, hold harmless and defend PC, its officers, directors and employees, from and against any and all liability, loss, damage, claim, causes of action and expenses (including reasonable attorneys' fees), caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of any intentional acts, negligent acts, or omissions by Business Manager and/or its shareholders, agents, employees and/or subcontractors (other than PC) during the term of this Agreement.

                        ARTICLE V. FINANCIAL ARRANGEMENT

         Section 5.1 BASE MANAGEMENT FEE. The Base Management Fee shall be the amount, calculated on a monthly basis, that is equal to fifteen percent (15%) of the Adjusted Gross Revenue attributable to the applicable monthly period; provided, however, that in no event shall the aggregate Base Management Fee during the Term exceed the aggregate Cash Flow of PC for the Term.

         Section 5.2 MANAGEMENT FEE. PC and Business Manager agree to the compensation set forth herein as being paid to Business Manager in consideration of a substantial commitment made by Business Manager hereunder and that such fee is fair and reasonable. Each month, Business Manager shall be paid the following:

                  (i) the amount of all Office Expenses (other than the Base Management Fee) paid by the Business Manager on behalf of PC; and

                  (ii)     the Base Management Fee.

         Section 5.3 ADJUSTMENTS. If there are not sufficient funds in any period to pay the Base Management Fee, all unpaid amounts shall accumulate and carry over from month to month until paid or until the termination of this Management Services Agreement, in which case such unpaid amounts shall be immediately due and payable as of the date of termination.

         Section 5.4 REASONABLE VALUE. Payment of the Base Management Fee is not intended to be and shall not be interpreted or applied as permitting Business Manager to share in PC's fees for Dental Services or any other services, but is acknowledged as the parties' negotiated agreement as to the reasonable fair market value of the support services, purchasing, personnel, management, administration, strategic management and other items and services furnished by Business Manager pursuant to this Management Services Agreement, considering the nature and volume of the services required and the risks assumed by Business Manager.

         Section 5.5 PAYMENT OF MANAGEMENT FEE. PC shall pay the Management Fee with respect to each calendar month by the 15th day of the succeeding calendar month. If PC fails to pay Business Manager the Management Fee in accordance with the terms of this Management Services Agreement, and such default continues for five days after PC receives notice of the default: (i) if Business Manager elects not to enter into the Member Interests Purchase Agreement referred to in the Option Agreement, then Business Manager may exercise only such right with respect to such unpaid Management Fee as Business Manger may have as a creditor of PC; and (ii) if Business Manager elects to enter into the Member Interests Purchase Agreement referred to in the Option Agreement, then the purchase price to be paid in accordance with the terms of the Member Interests Purchase Agreement shall be reduced by the amount of such unpaid Management Fee.

                        ARTICLE VI. TERM AND TERMINATION

         Section 6.1 INITIAL AND RENEWAL TERM. The Term of this Management Services Agreement shall commence effective June 1, 1997 and end on the earlier of (i) May 31, 1998, and (ii) the closing of the transactions described in the Member Interests Purchase Agreement referred to in the Option Agreement.

         Section 6.2 TERMINATION.

         (a) TERMINATION BY BUSINESS MANAGER. Subject to Section 6.2(c), Business Manager may only terminate this Management Services Agreement either without cause upon ninety (90) days' written notice to PC, or upon the occurrence of any one of the following events which shall be deemed to be "for cause":

                  (i) The dissolution of PC or the filing of a petition in voluntary bankruptcy, an assignment for the benefit of creditors, or other action taken voluntarily or involuntarily under any State or federal statute for the protection of debtors;

                  (ii) PC materially defaults in the performance of any of its material duties or obligations hereunder, other than payment to Business Manager of the Management Fee, and such default continues for thirty (30) days after PC receives notice of the default; or

                  (iii) PC fails to pay Business Manager the Management Fee in accordance with the terms of this Management Services Agreement, and such default continues for five (5) days after PC receives notice of the default.

         (b) TERMINATION BY PC. Subject to Section 6.2(c) PC may only terminate this Management Services Agreement upon any of the following occurrences which shall be deemed to be "for cause":

                  (i) The dissolution of Business Manager or the filing of a petition in voluntary bankruptcy, an assignment for the benefit of creditors, or other action taken voluntarily or involuntarily under any State or federal statute for the protection of debtors;

                  (ii) In the event that Business Manager materially defaults in the performance of any of its material obligations hereunder and such default continues for thirty (30) days after Business Manager receives notice of the default; or

                  (iii) In the event that a violation of the Act is asserted by the Texas State Board of Dental Examiners that could reasonably be expected to result in the suspension or revocation of, or the imposition of penalties or disciplinary action on, the dental license of John Goodman or any Dentists employed by PC, on the grounds that PC's entering into and performing its obligations under this Management Services Agreement is unlawful or as a result of a violation of the Act by Business Manager.

         (c) TERMINATION BY AGREEMENT. In the event PC and Business Manager shall mutually agree in writing, this Management Services Agreement may be terminated on the date specified in such written agreement.

         (d) LEGISLATIVE, REGULATORY OR ADMINISTRATIVE CHANGE. In the event there shall be a change in the Act, any federal or State statutes, case laws, regulations or general instructions, the interpretation of any of the foregoing, the adoption of new federal or State legislation, or a change in any third party reimbursement system, any of which are reasonably likely to adversely affect the manner in which either party may perform or be compensated for its services under this Management Services Agreement or which shall make this Management Services Agreement unlawful, the parties shall immediately enter into good faith negotiations regarding a new service arrangement or basis for compensation for the services furnished pursuant to this Management Services Agreement that complies with the law, regulation, or policy and that approximates as closely as possible the economic position of the parties prior to the change. If good faith negotiations cannot resolve the matter, it shall be submitted to arbitration as referenced in Section 7.6; provided however that in the event that a violation of the Act is asserted by the Texas State Board of Dental Examiners that could reasonably be expected to result in the suspension or revocation of, or the imposition of penalties or disciplinary action on, the dental license of John Goodman or any Dentists employed by PC on the grounds that PC's entering into and performing its obligations under this Management Services Agreement is unlawful, or as a result of a violation of the Act by Business Manager, PC may immediately terminate this Management Services Agreement upon written notice to Business Manager pursuant to Section 6.2(b)(iii).

         Section 6.3 EFFECTS OF TERMINATION. Upon termination of this Management Services Agreement neither party shall have any further obligations hereunder except for (i) obligations accruing prior to the date of termination, including, without limitation, payment of the Manage ment Fee and PC Expenses relating to services provided prior to the termination of this Management Services Agreement and (ii) obligations, promises, or covenants set forth herein that are expressly made to extend beyond the Term, which provisions shall survive the expiration or termination of this Management Services Agreement for any reason. Without limiting the generality of the foregoing, upon termination of this Management Services Agreement for any reason, neither PC, John Goodman, D.D.S. nor Sheryl Goodman shall be subject to any employment, noncompetition, confidentiality, secrecy, hiring limitation or nonsolicitation obligations with respect to Business Manager or any of its affiliates. Upon the expiration or termination of this Management Services Agreement for any reason or cause whatsoever, Business Manager shall surrender to PC all books and records pertaining to PC's dental practice.

                           ARTICLE VII. MISCELLANEOUS

         Section 7.1 ADMINISTRATIVE SERVICES ONLY. Nothing in this Management Services Agreement is intended or shall be construed to allow Business Manager to exercise control or direction over the manner or method by which PC and its Dentists perform Dental Services or other professional health care services. The rendition of all Dental Services, including, but not limited to, the prescription or administration of drugs shall be the sole responsibility of PC and its Dentists, and Business Manager shall not interfere in any manner or to any extent therewith. Nothing contained in this Management Services Agreement shall be construed to permit Business Manager to engage in the practice of dentistry, it being the sole intention of the parties hereto that the services to be rendered to PC by Business Manager are solely for the purpose of providing nondental management and administrative services to PC so as to enable PC to devote its full time and energies to the professional conduct of its dental practice and provision of Dental Services to its patients and not to administration, or practice management.

         Section 7.2 STATUS OF CONTRACTOR; AGENCY. It is expressly acknowledged that the parties hereto are independent contractors and that this Management Services Agreement is intended to constitute Business Manager as PC's agent, such agency to be strictly limited to the matters set forth herein. Nothing herein shall be construed to create an employer/employee, partnership, or joint venture relationship, or to allow either to exercise control or direction over the manner or method by which the other performs the services that are the subject matter of this Management Services Agreement or to permit Business Manager to take any action that would constitute the practice of dentistry; provided always that the services to be provided hereunder shall be furnished in a manner consistent with the standards governing such services and the provisions of this Management Services Agreement. Each party understands and agrees that (i) the other will not be treated as an employee for federal tax purposes, (ii) neither will withhold on behalf of the other any sums for income tax, unemployment insurance, social security, or any other withholding pursuant to any employment related law or requirement of any governmental body or make available any of the benefits afforded to its employees, (iii) all of such payments, withholdings, and benefits, if any, are the sole responsibility of the party incurring the liability, and (iv) each will indemnify and hold the other harmless from any and all loss or liability arising with respect to such payments, withholdings, and benefits, if any.

         Section 7.3 NOTICES. Any notice, demand, or communication required, permitted, or desired to be given hereunder shall be in writing and shall be served on the parties at the following respective addresses:

         PC:                                SW DENTAL ASSOCIATES, LC

                                            --------------------------

                                            --------------------------

                                            --------------------------

         Business Manager:                  CASTLE DENTAL CENTERS OF TEXAS, INC.
                                            1360 Post Oak Boulevard
                                            Suite 1300
                                            Houston, Texas 77056
                                            Fax: (713) 513-1401

or to such other address, or to the attention of such other person or officer, as any party may by written notice designate. Any notice, demand, or communication required, permitted, or desired to be given hereunder shall be sent either (a) by hand delivery, in which case notice shall be deemed received when actually delivered, (b) by prepaid certified or registered mail, return receipt requested, in which case notice shall be deemed received five calendar days after deposit, postage prepaid in the United States Mail, or (c) by a nationally recognized overnight courier, in which case notice shall be deemed received one business day after deposit with such courier.

         Section 7.4 GOVERNING LAW. This Management Services Agreement shall be governed by the laws of the State of Texas applicable to agreements to be performed wholly within the State. The law of the State was chosen by the parties after negotiation to govern interpretation of this Management Services Agreement because Harris County, Texas is the seat of management for Business Manager. The federal and State courts of Harris County, Texas shall be the exclusive venue for any litigation, special proceeding, or other proceeding between the parties that may arise out of, or be brought in connection with or by reason of, this Management Services Agreement.

         Section 7.5 ASSIGNMENT. Except as may be herein specifically provided to the contrary, this Management Services Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors, and assigns; provided, however, that neither party hereto may assign this Management Services Agreement without the prior written consent of the other party, which consent may be withheld. The sale, transfer, pledge, or assignment of any of the common shares held by any shareholder of PC or the issuance by PC of common or other voting shares to any other person, or any combination of such transactions shall be deemed an attempted assignment by PC, and shall be null and void unless consented to in writing by Business Manager prior to any such transfer or issuance. Any breach of this provision, whether or not void or voidable, shall constitute a material breach of this Management Services Agreement, and in the event of such breach, Business Manager may terminate this Management Services Agreement upon twenty-four (24) hours notice to PC.

         Section 7.6 ARBITRATION.

         (a) GENERAL. The parties shall use good faith negotiation to resolve any controversy, dispute or disagreement arising out of or relating to this Management Services Agreement or the breach of this Management Services Agreement. Any matter not resolved by negotiation shall be submitted to binding arbitration and such arbitration shall be governed by the terms of this Section 7.6.

         (b) SCOPE. Unless otherwise specifically provided herein, the parties hereto agree that any claim, controversy, dispute or disagreement between or among any of the parties hereto arising out of or relating to this Management Services Agreement (other than claims involving any noncompetition or confidentiality covenant) shall be governed exclusively by the terms and provisions of this Section 7.6; provided, however, that the terms and provisions of this Section 7.6 shall not preclude any party hereto from seeking, or a court of competent jurisdiction from granting, a temporary restraining order, temporary injunction or other equitable relief for any breach of (i) any noncompetition or confidentiality covenant herein or (ii) any duty, obligation, covenant, representation or warranty, the breach of which may cause irreparable harm or damage.

         (c) ARBITRATORS. In the event of any claim, controversy, dispute or disagreement between the parties hereto arising out of or relating to this Management Services Agreement, and in the further event the parties are unable to resolve such claim, controversy, dispute or disagreement within thirty (30) days after notice is first delivered pursuant to Section 7.3, the parties agree to select arbitrators to hear and decide all such claims under this Section 7.6. Each party shall select one arbitrator, and the two arbitrators so chosen shall then select a third arbitrator who is experienced in the matter or action that is subject to such arbitration. If such matter or action involves health-care issues, then the third arbitrator shall have such qualifications as would satisfy the requirements of the National Health Lawyers Association Alternative Dispute Resolution Service. Each of the arbitrators chosen shall be impartial and independent of all parties hereto. If either of the parties fails to select an arbitrator within twenty days after the end of such thirty-day period, or if the arbitrators chosen fail to select a third arbitrator within twenty days, then any party may in writing request the judge of the United States District Court for the Southern District of Texas senior in term of service to appoint the arbitrator or arbitrators and, subject to this
Section 7.6, such arbitrators shall hear all arbitration matters arising under this Section 7.6, and, in default of such selection, may ask the American Arbitration Association.

         (d) APPLICABLE RULES.

         (i) Each arbitration hearing shall be held at a place in Houston, Texas acceptable to a majority of the arbitrators. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association to the extent such rules do not conflict with the terms hereof. The decision of a majority of the arbitrators shall be reduced to writing and shall be binding on the parties. Judgment upon the award(s) rendered by a majority of the arbitrators may be entered and execution had in any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement. The charges and expenses of the arbitrators shall be shared equally by the parties to the hearing.

         (ii) The arbitration shall commence within thirty (30) days after the arbitrators are selected in accordance with the provisions of this Section 7.6. In fulfilling their duties with respect to the matter in arbitration, the arbitrators may consider such matters as, in the opinion of the arbitrators, are necessary or helpful to make a proper valuation. The arbitrators may consult with and engage disinterested third parties to advise the arbitrators. The arbitrators shall not add any interest factor reflecting the time value of money to the amount of any award granted under any arbitration hereunder and shall not award any punitive damages.

         (iii) If any of the arbitrators selected hereunder should die, resign or be unable to perform his or her duties hereunder, the remaining arbitrators or such senior judge (or such judge's successor) shall select a replacement arbitrator. The procedure set forth in this Section 7.6 for selecting the arbitrators shall be followed from time to time as necessary.

         (iv) As to the resolution of any claim, controversy, dispute or disagreement that under the terms hereof is made subject to arbitration, no lawsuit based on such resolution shall be instituted by either of the parties hereto, other than to compel arbitration proceedings or enforce the award of a majority of the arbitrators.

         (v) All privileges under Texas and federal law, including attorney-client and work- product privileges, shall be preserved and protected to the same extent that such privileges would be protected in a federal court proceeding applying Texas law.

         Section 7.7 WAIVER OF BREACH. The waiver by either party of a breach or violation of any provision of this Management Services Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or another provision hereof.

         Section 7.8 ENFORCEMENT. In the event either party resorts to legal action to enforce or interpret any provision of this Management Services Agreement, the prevailing party shall be entitled to recover the costs and expenses of such action so incurred, including, without limitation, reasonable attorneys' fees.

         Section 7.9 GENDER AND NUMBER. Whenever the context of this Management Services Agreement requires, the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words herein shall include the singular and plural.

         Section 7.10 ADDITIONAL ASSURANCES. Except as may be herein specifically provided to the contrary, the provisions of this Management Services Agreement shall be self-operative and shall not require further agreement by the parties; provided, however, at the request of either par ty, the other party shall execute such additional instruments and take such additional acts as are reasonable and as the requesting party may deem necessary to effectuate this Management Services Agreement.

         Section 7.11 CONSENTS, APPROVALS, AND EXERCISE OF DISCRETION. Whenever this Management Services Agreement requires any consent or approval to be given by either party, or either party must or may exercise discretion, and except where specifically set forth to the contrary, the parties agree that such consent or approval shall not be unreasonably withheld or delayed, and that such discretion shall be reasonably exercised.

         Section 7.12 FORCE MAJEURE. Neither party shall be liable or deemed to be in default for any delay or failure in performance under this Management Services Agreement or other interruption of service deemed to result, directly or indirectly, from acts of God, civil or military

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
authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, failure of transportation, strikes or other work interruptions by either party's employees, or any other sim ilar cause beyond the reasonable control of either party unless such delay or failure in performance is expressly addressed elsewhere in this Management Services Agreement.

         Section 7.13 SEVERABILITY. The parties hereto have negotiated and prepared the terms of this Management Services Agreement in good faith with the intent that each and every one of the terms, covenants and conditions herein be binding upon and inure to the benefit of the respective parties. Accordingly, if any one or more of the terms, provisions, promises, covenants or conditions of this Management Services Agreement or the application thereof to any person or circumstance shall be adjudged to any extent invalid, unenforceable, void or voidable for any reason whatsoever by a court of competent jurisdiction or an arbitration tribunal, such provision shall be as narrowly construed as possible, and each and all of the remaining terms, provisions, promises, covenants and conditions of this Management Services Agreement or their application to other persons or circumstances shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law. To the extent this Management Services Agreement is in violation of applicable law, then the parties agree to negotiate in good faith to amend the Management Services Agreement, to the extent possible consistent with its purposes, to conform to law.

         Section 7.14 DIVISIONS AND HEADINGS. The divisions of this Management Services Agreement into articles, sections, and subsections and the use of captions and headings in connection therewith is solely for convenience and shall not affect in any way the meaning or interpretation of this Management Services Agreement.

         Section 7.15 AMENDMENTS AND MANAGEMENT SERVICES AGREEMENT EXECUTION. This Management Services Agreement and amendments hereto shall be in writing and executed in multiple copies on behalf of PC by its President, and on behalf of Business Manager by any duly authorized officer thereof. Each multiple copy shall be deemed an original, but all multiple copies together shall constitute one and the same instrument.

         Section 7.16 ENTIRE MANAGEMENT SERVICES AGREEMENT. With respect to the subject matter of this Management Services Agreement, (i) this Management Services Agreement, the Option Agreement and the Member Interests Purchase Agreement referred to in the Option Agreement supersedes all previous contracts and constitutes the entire agreement between the parties; (ii) neither party shall be entitled to benefits other than those specified herein; and (iii) no prior oral statements or contemporaneous negotiations or understandings or prior written material not specifically incorporated herein shall be of any force and effect, and no changes in or additions

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to this Management Services Agreement shall be recognized unless incorporated herein by amendment as provided herein, such amendment(s) to become effective on the date stipulated in such amendment(s).

         IN WITNESS WHEREOF, PC and Business Manager have caused this Management Services Agreement to be executed by their duly authorized representatives, all as of the day and year first above written.


PC:                                         SW DENTAL ASSOCIATES LC


                                            By: _____________________________
                                                     John G. Goodman, D.D.S.
                                                     President


BUSINESS MANAGER:                           CASTLE DENTAL CENTERS OF TEXAS, INC.

                                            _________________________________
                                                     Jack H. Castle, Jr.
                                                     President

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